Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

6 March 2026

lishi.fong@harneys.com

+65 6800 9833

059929-0001-LZF

Mobile-health Network Solutions

Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place, 103 South Church Street

PO Box 10240

Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

Mobile-health Network Solutions (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), to be filed on or about the date of this opinion with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the resale offering (the Resale) of up to 7,969,079 Class A Ordinary Shares with a par value of US$0.00016 each (collectively, the Shares) by YA II PN, Ltd. (the Selling Shareholder) that have been issued or are to be issued pursuant to the Resolutions (as defined in Schedule 1).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$50,000 divided into 312,500,000 Ordinary Shares of nominal or par value of US$0.00016 each, comprising (a) 156,250,000 Class A Ordinary Shares of nominal or par value US$0.00016 each and (b) 156,250,000 Class B Ordinary Shares of nominal or par value of US$0.00016 each.

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3	Valid Issuance of Shares.

The Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions and the Purchase Agreement (each as defined in Schedule 1) and when the name of the shareholder is entered in the register of members of the Company and when payment of the relevant subscription monies has been made, the Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

4	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels Singapore LLP

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Schedule 1

List of Documents and Records Examined

1	the Certificate of Incorporation of the Company dated 28 July 2016;

2	the amended and restated memorandum and articles of association of the Company as adopted with effect from 23 September 2025 by a special resolution passed on 11 September 2025 (the M&A);

3	the register of directors and officers of the Company filed with the Registrar of Companies in the Cayman Islands on 16 October 2024;

4	a certificate of good standing dated 5 February 2026 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

5	the search results in relation to the Company obtained from the Cayman Islands Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, on 6 March 2026; and

6	a copy of the written resolutions of the directors of the Company dated 6 March 2026 (the Resolutions),

copies of 1 to 6 above have been provided to us by the Company and the Company’s registered office in the Cayman Islands (together the Corporate Documents),

7	the Registration Statement; and

8	the Standby Equity Purchase Agreement dated 14 February 2025 between the Company and the Selling Shareholder (the Purchase Agreement, and together with the Registration Statement, the Transaction Documents), the Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Memorandum and Articles. The M&A remain in full force and effect and are otherwise unamended. The M&A will be the memorandum and articles of association of the Company in effect at the time of the issue of the Shares.

3	Choice of Laws. The choice of the laws of New York State selected to govern the Purchase Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Purchase Agreement will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the transactions contemplated by the Purchase Agreement to be in the best interests of the Company and no director has (i) a financial interest in a party to or in the transactions contemplated by the Purchase Agreement or (ii) other relationship to a party to the transactions contemplated by the Purchase Agreement which has not been properly disclosed in the Resolutions.

5	Conditions. All conditions to the obligations of the parties to the Purchase Agreement will be satisfied or duly waived prior to the issue and sale of the relevant Shares and there will be no breach of the terms of the Purchase Agreement.

6	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

7	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

8	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

9	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

10	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

11	Proceeds of Crime. No monies paid to or for the account of any party under the Purchase Agreement represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively).

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Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Purchase Agreement.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Purchase Agreement is executed in, brought to, or produced before a court of, the Cayman Islands.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act (2025 Revision) have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act (2025 Revision).

4	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).

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